News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS, DECLARES DIVIDEND, APPOINTS MICHAEL R. LOMBARDI AS DIRECTOR

New Brunswick, New Jersey, July 25, 2024 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2024.

The Company’s net income was $1.7 million for the three months ended June 30, 2024 and $5.2 million for the nine months ended June 30, 2024. Basic and diluted earnings per share were $0.27 for the three months ended June 30, 2024 and $0.83 for the nine months ended June 30, 2024.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share, which will be paid on August 22, 2024 to stockholders of record as of August 8, 2024.

The Company further announced that Michael R. Lombardi was elected to serve as Director of the Company on July 25, 2024. Mr. Lombardi will serve as a member of the class of Directors whose term expires following the fiscal year ending September 30, 2026.

“The challenging interest rate environment continues to impact our net interest margin,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “During the past quarter our cost of funds increased as deposit acquisition and retention becomes more rate sensitive, however our continued loan growth has helped mitigate some of its impact and we anticipate that our margin will begin to stabilize during the second half of the calendar year.”

Mr. Fitzgerald continued, “We are pleased with the continued strength of our loan portfolio during this era of high inflation, with our non-performing loans declining to 0.60% of total loans during the quarter. In addition, we are pleased to announce that we have entered into a lease for a new branch office in Martinsville, New Jersey, which will further strengthen our ability to serve customers in the Somerset County market.”

Results of Operations for the Three Months Ended June 30, 2024

Net income decreased $227 thousand, or 11.8%, to $1.7 million during the three-month period ended June 30, 2024 compared with $1.9 million during the three-month period ended June 30, 2023, due to lower net interest and dividend income, lower other income and higher other expenses.

The Company’s net interest and dividend income decreased $106 thousand, or 1.5%, to $6.8 million for the quarter ended June 30, 2024 from $6.9 million for the quarter ended June 30, 2023. The decrease was attributable to a 44-basis point decrease in the Company’s net interest margin to 3.02% for the three months ended June 30, 2024 from 3.46% for the three months ended June 30, 2023, partially offset by a $100.5 million increase in the average balance of interest-earning assets between the periods.

Interest and dividend income increased $2.5 million, or 26.1%, to $12.3 million for the three months ended June 30, 2024 compared with $9.8 million for the three months ended June 30, 2023. The increase was attributable to a 59-basis point increase in the average yield on interest-earning assets to 5.50% for the three months ended June 30, 2024 from 4.91% for the three months ended June 30, 2023, which was attributable to higher market interest rates between periods. Also contributing to the higher interest and dividend income were higher average balances of loans and interest-earning deposits, which increased $69.9 million and $32.2 million, respectively.

Interest expense increased $2.6 million, or 92.0%, to $5.5 million for the three months ended June 30, 2024 from $2.9 million for the three months ended June 30, 2023. The cost of interest-bearing liabilities increased 105 basis points to 3.24% for the three months ended June 30, 2024 compared with 2.19% for the three months ended June 30, 2023 resulting primarily from higher market interest rates. In addition, the average balance of interest-bearing liabilities increased $157.4 million, or 29.7%, to $686.7 million from higher money market and time deposit account balances.

The Company recorded a net reduction of $54 thousand in its provision for credit losses for the three months ended June 30, 2024 compared with a net reduction of $81 thousand for the three months ended June 30, 2023. The net reduction in provisions resulted from lower balances of construction loans and commercial lines of credit, which require higher provisions for credit loss. The Company recorded $1 thousand in net loan recoveries during the three months ended June 30, 2024 compared with $385 thousand in net loan charge-offs during the three months ended June 30, 2023.

Other income decreased $212 thousand, or 34.1%, to $409 thousand during the three months ended June 30, 2024 compared with $621 thousand for the three months ended June 30, 2023. The decrease was due to lower loan prepayment fees, which declined by $110 thousand to $282 thousand from $392 thousand and lower gains from the sale of Small Business Administration 7(a) loans, which decreased by $103 thousand between the two periods.

Other expenses increased $169 thousand, or 3.5%, to $5.1 million during the three months ended June 30, 2024 compared with $4.9 million for the three months ended June 30, 2023. The increase was primarily attributable to higher compensation and benefit expense, which increased $91 thousand, or 3.2%, to $2.9 million, due to the additions of a commercial lender and a commercial credit analyst, as well as annual merit increases.

The Company recorded tax expense of $501 thousand on pre-tax income of $2.2 million for the three months ended June 30, 2024, compared with $788 thousand on pre-tax income of $2.7 million for the three months ended June 30, 2023. The Company’s effective tax rate for the three months ended June 30, 2024 was 22.9% compared with 29.1% for the three months ended June 30, 2023. The decrease in income tax expense was driven by changes in deferred tax items between the periods as well as changes in the State of New Jersey’s entity consolidation rule.

Results from Operations for the Nine Months Ended June 30, 2024

Net income decreased $284 thousand, or 5.1%, to $5.2 million during the nine-month period ended June 30, 2024 compared with $5.5 million for the nine-month period ended June 30, 2023 due to lower other income and higher other expenses, partially offset by higher net interest and dividend income.

The Company’s net interest and dividend income increased $226 thousand, or 1.1%, to $21.0 million for the nine months ended June 30, 2024 from $20.7 million for the nine months ended June 30, 2023. The increase was attributable to a $106.7 million, or 13.7%, increase in the average balance of interest-earning assets between the periods, partially offset by a 39-basis point decrease in the Company’s net interest margin to 3.16% for the nine months ended June 30, 2024 from 3.55% for the nine months ended June 30, 2023.

Interest and dividend income increased $8.3 million, or 30.4%, to $35.8 million for the nine months ended June 30, 2024 from $27.5 million for the nine months ended June 30, 2023. The increase was attributable to a 69-basis point increase in the average yield on interest-earning assets to 5.40% from 4.71%, as well as a $63.5 million increase in the average balance of net loans receivable and a $46.1 million increase in the average balance of interest-earning deposits. The increase in yield on the Company’s assets was attributable to higher market interest rates between periods.

Interest expense increased $8.1 million, or 120.8%, to $14.8 million for the nine months ended June 30, 2024 from $6.7 million for the nine months ended June 30, 2023. The cost of interest-bearing liabilities increased 133-basis points to 3.07% for the nine months ended June 30, 2024 compared with 1.74% for the nine months ended June 30, 2023 resulting primarily from higher market interest rates between periods. In addition, the average balance of interest-bearing liabilities increased $130.6 million, or 25.3%, to $646.6 million from $516.0 million primarily due to the higher money market account and time deposit account balances.

The Company’s provision for credit losses was $441 thousand for the nine months ended June 30, 2024 compared with $432 thousand for the nine months ended June 30, 2023. Provisions for credit losses resulted from growth in the Company’s loan portfolio, particularly commercial real estate loans, during the nine months ended June 30, 2024. The Company recorded $67 thousand in net loan recoveries during the nine months ended June 30, 2024 compared with $487 thousand in net loan charge-offs during the nine months ended June 30, 2023.

Other income decreased $213 thousand, or 11.5%, to $1.6 million during the nine months ended June 30, 2024 compared with $1.9 million for the nine months ended June 30, 2023. The decrease was due to lower loan prepayment fees, which declined by $79 thousand to $878 thousand from $957 thousand, and lower gains from the sale of Small Business Administration 7(a) loans, which decreased by $143 thousand between the two periods.

Other expenses increased $920 thousand, or 6.4%, to $15.2 million during the nine months ended June 30, 2024 from $14.3 million during the nine months ended June 30, 2023. The increase was primarily attributable to higher compensation and benefit expense, which increased $549 thousand, or 6.7%, to $8.7 million, due to fewer open positions between periods and the additions of a commercial lender and a commercial credit analyst, as well as annual merit increases. Other expenses increased $237 thousand, or 15.4%, from higher recruitment costs, loan origination and servicing costs and operating expenses.

The Company recorded tax expense of $1.7 million on pre-tax income of $7.0 million for the nine months ended June 30, 2024, compared with $2.4 million on pre-tax income of $7.9 million for the nine months ended June 30, 2023. The Company’s effective tax rate for the nine months ended June 30, 2024 was 24.8% compared with 29.9% for the nine months ended June 30, 2023. The decrease in income tax expense was driven by changes in deferred tax items between the periods as well as changes in the State of New Jersey’s entity consolidation rule.

Balance Sheet Comparison

Total assets increased $37.1 million, or 4.1%, to $944.4 million at June 30, 2024 from $907.3 million at September 30, 2023. The increase was attributable to higher balances of loans receivable, partially offset by lower interest-earning deposits with banks.

Cash and interest-earning deposits with banks decreased $23.5 million, or 32.4% to $49.0 million at June 30, 2024 from $72.5 million at September 30, 2023 resulting from deployment of these funds into loans receivable.

At June 30, 2024, investment securities totaled $94.5 million, reflecting a decrease of $1.5 million, or 1.5%, from September 30, 2023. The decrease resulted from matured bonds totaling $6.5 million and payments from mortgage-backed securities totaling $5.4 million during the nine months ended June 30, 2024. Offsetting these decreases were purchases totaling $10.0 million and a $400 thousand increase in the market value of the Company’s available-for-sale investment securities. There were no credit losses recorded for the Company’s investment securities during the nine months ended June 30, 2024.

Total loans receivable increased $62.2 million, or 8.9%, to $760.4 million at June 30, 2024 from $698.2 million at September 30, 2023. The increase in total loans receivable during the nine months ended June 30, 2024 occurred in commercial real estate loans, which increased $57.9 million, one-to four-family residential real estate loans (including home equity lines of credit), which increased $8.0 million, and construction and land loans, which increased $2.2 million. Partially offsetting these increases were commercial business loans, which decreased $5.8 million and other loans, which decreased $114 thousand.

Total non-performing loans decreased $532 thousand, or 10.5%, to $4.6 million at June 30, 2024 during the nine months ended June 30, 2024 from $5.1 million at September 30, 2023. The decline was attributable to the foreclosure of a residential property previously securing a $777 thousand construction loan and payments totaling $387 thousand, partially offset by a $631 thousand increase in non-performing loans secured by three commercial real estate properties’ and one single family residential property. The ratio of non-performing loans to total loans decreased to 0.60% at June 30, 2024 from 0.73% at September 30, 2023.

The allowance for credit losses increased $16 thousand to $8.3 million during the nine months ended June 30, 2024. Upon adoption of ASU 2016-13 on October 1, 2023, the Company’s allowance for credit losses decreased $492 thousand. Growth in loans receivable and loan commitments during the nine months ended June 30, 2024 resulted in additional provisions for credit loss totaling $441 thousand and there were $67 thousand in loan recoveries. The Company’s allowance for on-balance sheet credit losses decreased to $7.7 million at June 30, 2024 from $8.3 million at September 30, 2023 while its reserve for off-balance sheet commitments increased to $602 thousand at June 30, 2024 from $0 at September 30, 2023.

The allowance for on-balance sheet loan losses as a percentage of non-performing loans increased to 170.1% at June 30, 2024 from 163.9% at September 30, 2023. The Company’s allowance for on-balance sheet loan losses as a percentage of total loans was 1.02% at June 30, 2024 compared with 1.19% at September 30, 2023. Future increases in the allowance for credit losses may be necessary based on possible future increases in non-performing loans and charge-offs, the possible deterioration of collateral values, and the possible deterioration of the current economic environment.

Other real estate owned increased $514 thousand, or 156.7%, to $842 thousand at June 30, 2024 from the addition of one single family property totaling $842 thousand, partially offset by the sale of a commercial real estate property totaling $328 thousand.

Total deposits increased $33.7 million, or 4.5%, to $789.2 million at June 30, 2024 from $755.5 million at September 30, 2023. The inflow in deposits occurred in certificates of deposit (including individual retirement accounts), which increased $38.9 million, or 37.2%, to $143.6 million, in interest-bearing checking accounts (NOW), which increased $35.2 million, or 30.6%, to $150.4 million and in money market accounts, which increased $18.7 million, or 6.6%, to $303.6 million. Partially offsetting these increases were decreases in non-interest bearing checking accounts, which decreased $51.6 million, or 27.4%, to $136.9 million and in savings accounts, which decreased $7.5 million, or 12.1%, to $54.7 million. Included in the Company’s total deposits was an estimated $122.3 million that exceeded the Federal Deposit Insurance Corporation’s insurance coverage limit of $250 thousand.

Brokered deposits, which are included in certificates of deposits within total deposits, increased $7.8 million to $21.6 million at June 30, 2024 from $13.8 million at September 30, 2023. The Company utilized brokered deposits to extend its liabilities as part of its interest rate risk management. Borrowings decreased $947 thousand, or 3.2%, to $28.6 million at June 30, 2024 from $29.5 million at September 30, 2023.

The Company’s book value per share increased to $16.55 at June 30, 2024 from $15.70 at September 30, 2023. The increase was due to the Company’s results from operations, partially offset by $0.21 in dividends paid and 85,628 shares repurchased during the nine months ended June 30, 2024 at an average share price of $11.13.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, levels of uninsured deposits, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(Unaudited)
Income Statement Data:
Interest and dividend income	$12,327	$9,777	$35,805	$27,452
Interest expense	5,543	2,887	14,853	6,726
Net interest and dividend income	6,784	6,890	20,952	20,726
(Recovery) provision for credit losses	(54)	(81)	441	432
Net interest and dividend income after provision (recovery) for credit losses	6,838	6,971	20,511	20,294
Other income	409	621	1,639	1,852
Other expense	5,055	4,886	15,184	14,264
Income before income tax expense	2,192	2,706	6,966	7,882
Income tax expense	501	788	1,726	2,358
Net income	$1,691	$1,918	$5,240	$5,524

Per Share Data:
Net income per share-basic	$0.27	$0.30	$0.82	$0.86
Net income per share-diluted	$0.27	$0.30	$0.82	$0.86
Book value per share, at period end	$16.55	$15.41	$16.55	$15.41

Selected Ratios (annualized):
Return on average assets	0.71%	0.90%	0.75%	0.89%
Return on average equity	6.41%	7.72%	6.37%	7.12%
Net interest margin	3.02%	3.46%	3.16%	3.55%

	June 30,	September 30,
	2024	2023
	(Unaudited)
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$944,354	$907,292
Total loans receivable	759,409	698,206
Allowance for credit losses - loans	7,744	8,330
Investment securities - available for sale, at fair value	15,584	10,125
Investment securities - held to maturity, at cost	78,917	85,835
Deposits	789,193	755,453
Borrowings	28,568	29,515
Shareholders' Equity	109,039	104,790

Asset Quality Data:
Non-performing loans	$4,552	$5,084
Other real estate owned	842	328
Total non-performing assets	$5,394	$5,412
Allowance for credit losses to non-performing loans	170.12%	163.85%
Allowance for credit losses to total loans receivable	1.02%	1.19%
Non-performing loans to total loans receivable	0.60%	0.73%
Non-performing assets to total assets	0.57%	0.60%
Non-performing assets to total equity	4.95%	5.16%